Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, Pre-Effective Amendment No. 1 to be filed on or about June 12, 2015, of Highlands Bankshares, Inc. of our report dated March 30, 2015, related to our audits of the consolidated financial statements at and for the years ended December 31, 2014 and 2013 appearing in the Annual Report on Form 10-K, of Highlands Bankshares, Inc. filed on March 30, 2015.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ Brown, Edwards & Company, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS

1969 Lee Highway
Bristol, Virginia
June 12, 2015